EXHIBIT 23.2

Chang G. Park, CPA, Ph. D.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

May 31, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2011 relating to the financial statements of CK vineyards, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board